Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

OCC® Achieves Highest Quarterly Net Sales in Company History

Sales, Gross Profit and Profitability Increase in fiscal 2014

ROANOKE, VA, December 18, 2014 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2014.

OCC results during the fourth quarter of 2014 were strong. The Company achieved a 31.2% increase in net sales and a 37.5% increase in gross profit.

During fiscal 2014, OCC achieved a 10.2% increase in net sales, a 9.9% increase in gross profit and a 26.1% increase in net cash provided by operating activities.

Fourth Quarter 2014 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2014 were $25.2 million—the highest quarterly net sales recorded in the Company’s history. The record net sales for the fourth quarter represents a 31.2% increase when compared to net sales of $19.2 million for the fourth quarter of fiscal year 2013 and was attributable to increased sales of the Company’s fiber optic cable products.

Optical Cable Corp. – Fourth Quarter 2014 Earnings Release

Gross profit increased 37.5% to $9.1 million in the fourth quarter of fiscal 2014, compared to $6.6 million in the fourth quarter of fiscal 2013. Gross profit margin, or gross profit as a percentage of net sales, was 35.9% in the fourth quarter of fiscal 2014, compared to 34.3% in the fourth quarter of fiscal 2013.

OCC recorded net income attributable to the Company of $947,000, or $0.14 per basic and diluted share, for the fourth quarter of fiscal year 2014, compared to a net loss attributable to the Company of $91,000, or $0.02 per basic and diluted share, for the fourth quarter of fiscal year 2013.

Fiscal Year 2014 Financial Results

Consolidated net sales for fiscal year 2014 were $83.0 million, an increase of 10.2% compared to net sales of $75.3 million for fiscal 2013. The Company increased net sales in its commercial markets during fiscal year 2014; however, this was partially offset by a decrease in net sales in certain of the Company’s specialty markets.

Gross profit increased 9.9% to $28.5 million in fiscal 2014 from $25.9 million in fiscal 2013. Gross profit margin remained substantially unchanged at 34.3% for fiscal year 2014, compared to 34.4% in fiscal year 2013.

OCC recorded net income attributable to the Company of $684,000, or $0.10 per basic and diluted share, for fiscal year 2014, compared to a net loss attributable to the Company of $43,000, or $0.01 per basic and diluted share, for fiscal 2013.

During fiscal year 2014, OCC generated positive cash flow from operating activities, with net cash provided by operating activities of $4.4 million, a 26.1% increase when compared to fiscal year 2013.

Returning Capital to Shareholders

OCC purchased and retired 44,464 shares of common stock during fiscal 2014 at an average price of $4.39 per share under its previously approved stock repurchase program. As of December 12, 2014, the Company had 6,839,778 shares issued and outstanding and authorization to acquire up to 79,036 additional shares under the stock repurchase program.

The Company declared regular quarterly dividends to shareholders totaling $0.08 per share during the fiscal year.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased to announce record setting fourth quarter and strong fiscal 2014 results. Our investments in production capabilities and focus on operating efficiently contributed to OCC’s strong performance this year. We are successfully building on our broad and growing suite of top-tier connectivity and cabling solutions with industry-leading and innovative product designs. As we enter 2015, we believe OCC is well positioned in our markets and we are confident that our strong operating leverage will enable us to increase shareholder value as we continue to grow net sales.”

Optical Cable Corp. – Fourth Quarter 2014 Earnings Release

Mr. Wilkin continued, “OCC is financially strong and during 2014 we achieved a double-digit increase in operating cash flow—continuing our track record of generating positive cash from operations. We are committed to returning capital to shareholders through our regular quarterly dividend and the Company’s share repurchase program. Moving forward, we are focused on continuing to execute on our strategic plans designed to drive growth and create value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, December 18, 2014, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840. For interested individuals unable to join the call, a replay will be available through December 30, 2014, by dialing (800) 585-8367 or (404) 537-3406, pass code 53512527. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corp. – Fourth Quarter 2014 Earnings Release

Optical Cable Corporation, OCC®, Procyon®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,

	2014	2013	2014	2013

Net sales	$25,248	$19,244	$82,978	$75,266
Cost of goods sold	16,182	12,650	54,506	49,354

Gross profit	9,066	6,594	28,472	25,912

SG&A expenses	7,352	6,251	26,989	24,996
Royalty expense, net	31	10	110	79
Amortization of intangible assets	11	9	41	70

Income from operations	1,672	324	1,332	767

Interest expense	(104)	(121)	(414)	(467)
Other, net	(30)	(17)	(28)	(25)
Other expense, net	(134)	(138)	(442)	(492)

Income before income taxes	1,538	186	890	275

Income tax expense	593	301	267	347

Net income (loss)	$945	$(115)	$623	$(72)

Net loss attributable to noncontrolling interest	(2)	(24)	(61)	(29)

Net income (loss) attributable to OCC	$947	$(91)	$684	$(43)

Net income (loss) attributable to OCC per share: Basic and diluted	$0.14	$(0.02)	$0.10	$(0.01)

Weighted average shares outstanding:
Basic and diluted	6,867	5,981	6,764	5,785

Cash dividends declared per common share	$0.02	$0.02	$0.08	$0.08

--MORE--

Optical Cable Corp. – Fourth Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2014	2013
Cash	$1,090	$750
Trade accounts receivable, net	14,076	9,952
Inventories	17,518	18,234
Other current assets	2,693	2,874
Total current assets	35,377	31,810
Non-current assets	14,662	13,605
Total assets	$50,039	$45,415

Current liabilities	$9,302	$4,824
Non-current liabilities	10,431	11,031
Total liabilities	19,733	15,855
Total shareholders’ equity attributable to OCC	31,006	30,199
Noncontrolling interest	(700)	(639)
Total shareholders’ equity	30,306	29,560
Total liabilities and shareholders’ equity	$50,039	$45,415

###